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                                                                   EXHIBIT 10.17

                                WAIVER AGREEMENT

         This Waiver Agreement (this "Agreement") dated as of March 31, 1997 by and between Vista Properties Company, a division of Centex Homes ("Vista") 2728 Holding Corporation f/k/a CREC ("Old CREC"), and 3333 Development Corporation ("3333 Development").

         WHEREAS, 3333 Development is the general partner and Vista, a division of Centex Homes, and Old CREC are limited Partners of Centex Development Company, L.P. ("CDC"). The Amended and Restated Agreement of Limited Partnership of CDC (the "Partnership Agreement") provides, among other things, that Old CREC and Vista collectively are entitled to receive from CDC an amount equal to 9% per annum cumulative preferred return (the "Preferred Return") on the outstanding difference from time to time between $76 million (the value of the properties initially contributed to CDC by Old CREC and its predecessors in interest) (the "Capital Contribution") and the aggregate cash distributions previously received by Old CREC and its predecessors with respect thereto, payments to return the Capital Contributions, and a reduction in the Unrecovered Capital in the Partnership which was done in conjunction with the extension of the detachment date in July 1995.

         WHEREAS, the Partnership Agreement provides that all payments by CDC to the Limited Partner shall first be applied to the payment of the Preferred Return; and

         WHEREAS, Old CREC and Vista have agreed to apply payment from CDC as a reduction to the Capital Contribution rather than to Preferred Return;

         NOW, THEREFORE, for and in consideration of the premises and other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Each of the $1 million payments made by CDC to Vista and Old CREC on March 31, 1997, shall be applied to reduce the Capital Contribution by that amount. From and after the effective date of such payment, the calculation of Preferred Return payable by CDC shall reflect such reduction in the Capital Contribution.

         2. The Partnership Agreement is hereby amended to reflect the foregoing waiver. Except as specifically modified hereby, all terms, provisions and conditions of the Partnership Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto hereby execute and deliver this agreement as of the date first written above.


VISTA PROPERTIES COMPANY                          3333 DEVELOPMENT CORPORATION

By:   /s/ RICHARD C. DECKER                       By:  /s/ KIMBERLY A. PINSON
   -------------------------------------                ------------------------
Name:     Richard C. Decker                       Name:    Kimberly A. Pinson
Title:    President                               Title:   Vice President

CENTEX DEVELOPMENT COMPANY, L.P.
By: 3333 Development Company, General Partner

By:   /s/ KIMBERLY A. PINSON
   -------------------------------------
Name: Kimberly A. Pinson
Title: Vice President